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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549






                                    FORM 8-K
                                 CURRENT REPORT






     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934






      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - DECEMBER 30, 1999







                              MINNESOTA POWER, INC.


                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                          Duluth, Minnesota 55802-2093
                           Telephone - (218) 722-2641





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ITEM 5.  OTHER EVENTS.

Reference is made to the Annual Report on Form 10-K for the year ended December 31, 1998 (1998 Form 10-K) of Minnesota Power, Inc. (Minnesota Power or Company) for background information on the following update. The cited reference is to the Company's 1998 Form 10-K.


Ref. Page 22. - Fifth and Six Paragraphs
Ref. Form 8-K dated and filed May 27, 1999
Ref. Form 8-K dated and filed June 15, 1999
Ref. 10-Q for the quarter ended June 30, 1999 Page 11. - Fifth through Seventh Paragraphs
Ref. 10-Q for the quarter ended September 30, 1999 Page 21. - Third through Fifth Paragraphs

On December 30, 1999 the shareholders of Capital Re Corporation (Capital Re) approved the merger of Capital Re with ACE Limited (ACE) and the transaction closed. Each Capital Re share was exchanged for 0.65 ordinary shares of ACE plus $3.4456 in cash which delivered an approximate value of $14 for each Capital Re share.

In exchange for its 7.3 million shares of Capital Re,  Minnesota  Power received
4.7 million ordinary shares of ACE and $25.1 million in cash. Based on the December 29, 1999 $16.75 closing price of ACE, the total value of proceeds received was $104.4 million. Minnesota Power will record an additional $12.1 million non-cash charge to net income during the fourth quarter of 1999 to reflect the final valuation of this transaction. This charge combined with the $24.1 million non-cash charge recorded in June 1999 will result in a total 1999 charge of $36.2 million to Minnesota Power's net income. Minnesota Power owned 20 percent of Capital Re before the merger, and now owns 2 percent of ACE.

Capital Re is a financial guaranty reinsurance and specialty insurance company. ACE through its subsidiaries, provides a broad range of insurance and reinsurance products for a diverse group of international clients. ACE trades on the New York Stock Exchange under the symbol ACL.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                                      Minnesota Power, Inc.
                                               ---------------------------------
                                                         (Registrant)





December 30, 1999                                       D. G. Gartzke
                                               ---------------------------------
                                                        D. G. Gartzke
                                                Senior Vice President - Finance
                                                  and Chief Financial Officer

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